                                                                   EXHIBIT 99.6

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange Shares. The Offer is made solely by the Prospectus, dated March 14, 1997, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Chase Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          NOTICE OF OFFER TO EXCHANGE
                         EACH OUTSTANDING COMMON SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE SHARE PURCHASE RIGHTS)

                                      OF

                                  ADT LIMITED

                                      FOR

                         $10.00 NET PER SHARE IN CASH

                                      AND

                            $12.50 OF COMMON STOCK

                         (SUBJECT TO ADJUSTMENT)

                                      OF

                            WESTERN RESOURCES, INC.

  Western Resources, Inc., a Kansas corporation ("Western Resources"), and Westar Capital, Inc., a Kansas corporation and a wholly owned subsidiary of Western Resources ("Westar Capital"), hereby offer, upon the terms and subject to the conditions set forth in the Prospectus dated March 14, 1997 (the "Prospectus"), and in the related Letter of Transmittal (collectively, the "Offer"), to exchange $10.00 net in cash and $12.50 in shares of common stock, par value $5.00 per share, of Western Resources ("Western Resources Common Stock"), subject to adjustment as described below, for each outstanding common share, par value $0.10 per share (each a "Share" and collectively, the "Shares"), of ADT Limited, a company incorporated under the laws of Bermuda ("ADT"), including the associated preference share purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1996, as amended, between ADT and Citibank, N.A., New York branch, as Rights Agent (the "Rights Agreement"), validly tendered on or prior to the Expiration Date and not properly withdrawn. Unless the context otherwise requires and unless and until the Rights are redeemed, all references to Shares shall include the associated Rights. All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive $10.00 net in cash (the "Cash Consideration") and that number of shares of Western Resources Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration" and, together with the Cash Consideration, the "Offer Consideration").

  The term "Expiration Date" means 5:00 p.m., Eastern time, on April 15, 1997, unless and until Western Resources, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Western Resources, will expire.

  The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.50 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions reporting system as published in The

Wall Street Journal or, if not published therein, in another authoritative source) (the "Western Resources Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided that the Exchange Ratio shall not be greater than 0.42017. Pursuant to the Exchange Ratio, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 of Western Resources Common Stock. Western Resources Common Stock is listed for trading under the symbol "WR" on the NYSE. On March 13, 1997, the closing price of the Western Resources Common Stock on the NYSE was $30.125. Based on such closing price, the Exchange Ratio would be .41494 and each Share would be converted into $10.00 net in cash and $12.50 of Western Resources Common Stock. The Exchange Ratio will change as the market price of the Western Resources Common Stock changes. ADT Shareholders may call (800) 798-5675 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
              APRIL 15, 1997 , UNLESS THE OFFER IS EXTENDED.


  The purpose of the Offer is to enable Western Resources to obtain control of ADT. Western Resources presently intends, following consummation of the Offer, to propose and seek to have ADT effect an amalgamation of a newly created subsidiary of Western Resources incorporated under the laws of Bermuda with and into ADT, with the amalgamated company operating under the name of ADT (the "Amalgamation"). In the Amalgamation, each then outstanding Share (other than Shares owned by Western Resources or any of its affiliates, Shares held in the treasury of ADT (if ADT is so authorized) or by any subsidiary of ADT and Shares owned by ADT Shareholders who perfect appraisal rights under Bermuda law) would be cancelled in exchange for the right to receive the Offer Consideration. ADT has not agreed to provide Western Resources with all information that might be relevant to the structuring of the Amalgamation. Western Resources therefore reserves the right to change the structure of the Amalgamation upon receipt of such information.

  Western Resources' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Western Resources and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Western Resources pursuant to the Offer, (ii) approval of the issuance of shares of Western Resources Common Stock in connection with the Offer and the Amalgamation and approval of an amendment to the Amended and Restated Articles of Incorporation of Western Resources to increase the number of shares of Western Resources Common Stock authorized for issuance, by the holders (voting as a single class) of a majority of the shares of Western Resources Common Stock and Western Resources preferred stock outstanding on the applicable record date, (iii) the approval by a majority of those Shares voted at a special meeting of ADT Shareholders, which has been requisitioned by Westar Capital pursuant to Section 74 of the Companies Act 1981 of Bermuda, as amended and Bye-Law 42 of the Bye-Laws of ADT (the "ADT Bye-Laws"), of the following actions: (A) the removal, pursuant to Section 93 of the Companies Act and Bye-Law 71 of the ADT Bye-Laws, of all of the present members of the Board of Directors of ADT (the "ADT Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship, (B) the reduction of the number of seats on the ADT Board to two and (C) the election of Steven L. Kitchen and Steven A. Millstein (the "Western Resources Nominees") as the directors of ADT (or, if either Western Resources Nominee is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a Western Resources Nominee by Western Resources), (iv) the ADT Board having redeemed the Rights or amended the Rights Agreement so that the Rights are inapplicable to the acquisition of Shares pursuant to the Offer, or Western Resources being otherwise satisfied in its reasonable discretion that the Rights are invalid or are not applicable to the acquisition of Shares pursuant to the Offer, (v) Western Resources and Westar Capital being satisfied, in their reasonable discretion, that the provisions of Bye-Law 104 and Bye-Law 46 of the ADT Bye-Laws do not and will not apply to Western Resources, Westar Capital or the acquisition of Shares pursuant to the Offer so as (A) to require Western Resources or Westar Capital to comply with the provisions of Bye-Law 104 of the ADT Bye-Laws or (B) to prevent Western Resources, Westar Capital or any of their affiliates from voting Shares owned by any of them at any time, (vi) the receipt by Westar Capital of a final judgment from a court of competent jurisdiction declaring the Republic Warrant (as defined in the Prospectus) invalid or the expiration of the Republic Warrant prior to the Expiration Date without having been exercised, and (vii) all regulatory approvals required to consummate the Offer having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Western Resources Board of Directors determines will or could be expected materially to impair the strategic and financial benefits expected to result from the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares (and Rights, if applicable) validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Securities and Exchange Commission (the "Commission"), Western Resources expressly reserves the right to delay acceptance of or the exchange of Shares (and Rights, if applicable) in order to comply with any applicable law. In all cases, the exchange of Shares (and Rights, if applicable) tendered and accepted for exchange pursuant to the Offer will be made only after receipt by Harris Trust Company of New York (the "Exchange Agent") of certificates for such Shares (and Rights, if applicable) (or a confirmation of a book-entry transfer of such Shares (and Rights, if applicable) into the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Western Resources will be deemed to have accepted for exchange Shares (and Rights, if applicable) validly tendered and not withdrawn as, if and when Western Resources gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares (and Rights, if applicable) pursuant to the Offer. Delivery of Western Resources Common Stock and Cash Consideration in exchange for Shares (and Rights, if applicable) pursuant to the Offer and cash in lieu of fractional shares of Western Resources Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering ADT Shareholders for the purpose of receiving Western Resources Common Stock, the Cash Consideration and cash to be paid in lieu of fractional shares of Western Resources Common Stock from Western Resources and transmitting such Western Resources Common Stock and cash to tendering ADT Shareholders. Under no circumstances will interest with respect to fractional shares be paid by Western Resources by reason of any delay in making such exchange.

  Tenders of Shares (and Rights, if applicable) made pursuant to the Offer are irrevocable, except that Shares (and Rights, if applicable) tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Prospectus at any time prior to the Expiration Date and, unless theretofore accepted for exchange and exchanged by Western Resources for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after May 16, 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus, and must specify the name of the person having tendered the Shares (and Rights, if applicable) to be withdrawn, the number of Shares (and Rights, if applicable) to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares (and Rights, if applicable). The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion

Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares (and Rights, if applicable) have been tendered for the account of any Eligible Institution. If Shares (and Rights, if applicable) have been tendered pursuant to the procedures for book-entry tender as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (and Rights, if applicable) and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares (and Rights, if applicable) withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Neither Western Resources, the Exchange Agent, MacKenzie Partners, Inc. ("the Information Agent"), Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Chase Securities Inc. ("the Dealer Managers") nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares (and Rights, if applicable) properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares (and Rights, if applicable) may be retendered by following one of the procedures described under the caption "The Offer--Procedure for Tendering" in the Prospectus at any time prior to the Expiration Date. A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

  Subject to the applicable rules and regulations of the Commission, Western Resources expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for, or, regardless of whether such Shares (and Rights, if applicable) were theretofore accepted for exchange, exchange of, any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares (and Rights, if applicable) not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and to waive any condition (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition (each as defined in the Prospectus) and the condition relating to the effectiveness of the Registration Statement or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference.

  Requests have been made to ADT pursuant to Rule 14d-5 under the Exchange Act and Section 66 of the Companies Act 1981 of Bermuda, as amended, for the use of ADT's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Prospectus, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by Western Resources following receipt of such lists or listings from ADT or by ADT, if ADT so elects.

  The Prospectus and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

  Questions and requests for assistance may be directed to or additional copies of the Prospectus, the Letter of Transmittal, a Notice of Guaranteed Delivery or other Offer documents may be obtained from the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below or from your broker, dealer, commercial bank or trust company. Copies of the foregoing will be furnished at Western Resources' expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Managers and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:


                               [LOGO] MACKENZIE
                                      PARTNERS, INC.
                               156 Fifth Avenue
                           New York, New York 10010

                       (212) 929-5500 (CALL COLLECT)

                                    OR
                          (800) 322-2885 (TOLL-FREE)

                    The Dealer Managers for the Offer are:

                             SALOMON BROTHERS INC

                           Seven World Trade Center
                           New York, New York 10048
                         (212) 783-5827 (call collect)

                           BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                           New York, New York 10167

                      (212) 499-8372 (call collect)

                                    or
                          (888) 221-3671 (toll-free)

                             CHASE SECURITIES INC.

                                270 Park Avenue
                           New York, New York 10017
                         (212) 270-3582 (call collect)

                       INSTRUCTIONS WITH RESPECT TO THE

                OFFER TO EXCHANGE EACH OUTSTANDING COMMON SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE SHARE PURCHASE RIGHTS)

                                      OF

                                  ADT LIMITED

                                      FOR

                         $10.00 NET PER SHARE IN CASH

                                      AND

                            $12.50 OF COMMON STOCK
                            (SUBJECT TO ADJUSTMENT)

                                      OF

                            WESTERN RESOURCES, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated March 14, 1997 (the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the Offer by Western Resources, Inc., a Kansas corporation ("Western Resources"), to exchange $10.00 net in cash and a number of shares of common stock, par value $5.00 per share, of Western Resources equal to the Exchange Ratio (as defined in the Prospectus) for each outstanding common share, par value $0.10 per share (collectively, the "Shares"), of ADT Limited, a company incorporated under the laws of Bermuda, including the associated preference share purchase rights (each, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1996, as amended, between ADT and Citibank, N.A., New York branch, as Rights Agent.

  You are instructed to tender to Western Resources the number of Shares, and associated Rights, indicated below (or, if no number is indicated below, all Shares, and associated Rights) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.



   Number of Shares, and associated                     SIGN HERE
       Rights, to be tendered*

                                          _____________________________________


__________________  Shares

                                          _____________________________________
__________________  Rights                            Signature(s)


                                          _____________________________________
Account Number: _____________________


                                          _____________________________________
Dated: _______________________ , 1997     Please Print Name(s) and Address(es)
                                                          Here

                                          _____________________________________

                                          _____________________________________
                                            Area Code and Telephone Number(s)

                                          _____________________________________
                                              Tax Identification or Social
                                                   Security Number(s)

--------
* Unless otherwise indicated, it will be assumed that all of your Shares (and associated Rights) held by us for your account are to be tendered.